SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 25)*

Circle Entertainment Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

17256R-105
(CUSIP Number)

Mitchell J. Nelson Atlas Real Estate Funds, Inc. 70 East 55th Street New York, New York 10022 Telephone: (212) 796-8199
(Name, address and telephone number of person authorized to receive notices and communications)

December 31, 2014
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box .☐

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits.  See Rule 13d-7(b) for other parties to whom copies are to be sent.

————————————————
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 17256R-105	SCHEDULE 13D	Page 2 of 20 Pages

1	NAME OF REPORTING PERSONS Robert F.X. Sillerman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	7	SOLE VOTING POWER	9,350,263
SHARES BENEFICIALLY	8	SHARED VOTING POWER	23,910,664
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	9,350,263
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	23,910,664
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,760,927
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 41.4%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 3 of 20 Pages

1	NAME OF REPORTING PERSONS Paul C. Kanavos
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	7	SOLE VOTING POWER	1,034,254
SHARES BENEFICIALLY	8	SHARED VOTING POWER	38,901,700
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	1,034,254
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	38,901,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,935,954
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 49.0%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 4 of 20 Pages

1	NAME OF REPORTING PERSONS Kanavos Dynasty Trust 2011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	11,056,870
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	11,056,870
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,056,870
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 17256R-105	SCHEDULE 13D	Page 5 of 20 Pages

1	NAME OF REPORTING PERSONS Brett Torino
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	7	SOLE VOTING POWER	176,238
SHARES BENEFICIALLY	8	SHARED VOTING POWER	38,235,221
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	176,238
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	38,235,221
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,411,459
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.4%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 6 of 20 Pages

1	NAME OF REPORTING PERSONS TTERB Living Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	28,370,677
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	28,370,677
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,370,677
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 35.2%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 17256R-105	SCHEDULE 13D	Page 7 of 20 Pages

1	NAME OF REPORTING PERSONS TS 2013 LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	9,864,544
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	9,864,544
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,864,544
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 17256R-105	SCHEDULE 13D	Page 8 of 20 Pages

1	NAME OF REPORTING PERSONS Atlas Real Estate Funds, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	5,501,611
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	5,501,611
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,501,611
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.5%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 17256R-105	SCHEDULE 13D	Page 9 of 20 Pages

1	NAME OF REPORTING PERSONS Harvey Silverman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF	7	SOLE VOTING POWER	3,927,432
SHARES BENEFICIALLY	8	SHARED VOTING POWER	1,050,042
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	3,927,432
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	1,050,042
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,977,474
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.3%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 10 of 20 Pages

1	NAME OF REPORTING PERSONS Silverman Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	1,050,042
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	1,050,042
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,050,042
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 11 of 20 Pages

1	NAME OF REPORTING PERSONS Adam Raboy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	4,033,901
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	4,033,901
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,033,901
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 12 of 20 Pages

1	NAME OF REPORTING PERSONS The Maple Hill Companies, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	4,033,901
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	4,033,901
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,033,901
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 13 of 20 Pages

1	NAME OF REPORTING PERSONS Mitchell J. Nelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF	7	SOLE VOTING POWER	200,000
SHARES BENEFICIALLY	8	SHARED VOTING POWER	95,571
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	200,000
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	95,571
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 295,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 14 of 20 Pages

1	NAME OF REPORTING PERSONS LMN 134 Family Company, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	7	SOLE VOTING POWER	0
SHARES BENEFICIALLY	8	SHARED VOTING POWER	95,571
OWNED BY EACH	9	SOLE DISPOSITIVE POWER	0
REPORTING PERSON WITH	10	SHARED DISPOSITIVE POWER	95,571
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 17256R-105	SCHEDULE 13D	Page 15 of 20 Pages

This Amendment No. 25 amends the Statement of Beneficial Ownership on Schedule 13D originally filed with the Securities and Exchange Commission (“SEC”) on January 10, 2008 by Robert F.X. Sillerman (“Sillerman”), Sillerman Commercial Holdings Partnership, L.P., a Delaware limited partnership, and Sillerman Capital Holdings, L.P., a Delaware limited partnership (“Holdings”), with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Circle Entertainment Inc. (formerly known as FX Real Estate and Entertainment Inc.), a Delaware corporation (the “Issuer”), as amended by Amendment No. 1 filed with the SEC on March 13, 2008 by Sillerman and Holdings, as amended by Amendment No. 2 filed with the SEC on May 15, 2008 by Sillerman and Holdings, as amended by Amendment No. 3 filed with the SEC on December 30, 2008 by Sillerman, Holdings, Paul C. Kanavos (“Kanavos”), Brett Torino (“Torino”), ONIROT Living Trust dated 6/20/2000 (“ONIROT”), TTERB Living Trust (“TTERB”) and Atlas Real Estate Funds, Inc. (“Atlas”), as amended by Amendment No. 4 filed with the SEC on September 10, 2009 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 5 filed with the SEC on November 9, 2009 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 6 filed with the SEC on November 18, 2009 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 7 filed with the SEC on December 24, 2009 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 8 filed with the SEC on December 29, 2009 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 9 filed with the SEC on January 29, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 10 filed with the SEC on February 10, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 11 filed with the SEC on February 19, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 12 filed with the SEC on March 18, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 13 filed with the SEC on April 12, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 14 filed with the SEC on April 23, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 15 filed with the SEC on May 6, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 16 filed with the SEC on June 8, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 17 filed with the SEC on July 12, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 18 filed with the SEC on August 19, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas, as amended by Amendment No. 19 filed with the SEC on October 1, 2010 by Sillerman, Holdings, Kanavos, Torino, TTERB and Atlas, as amended by Amendment No. 20 filed with the SEC on December 3, 2010 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB and Atlas , as amended by Amendment No. 21 filed with the SEC on September 22, 2011 by Sillerman, Holdings, Kanavos, Torino, ONIROT, TTERB, Atlas and the Kanavos Dynasty Trust 2011 (“KDT”), as amended by Amendment No. 22 filed with the SEC on October 3, 2013 by Sillerman, Holdings, Kanavos, KDT, Torino, ONIROT, TTERB, Atlas and  TS 2013 LLC (“TS”), as amended by Amendment No. 23 filed with the SEC on  December 30, 2013 by Sillerman, Kanavos, KDT, Torino, TTERB, Atlas and TS and as amended by Amendment No. 24 filed with the SEC on March 14, 2014 by Sillerman, Kanavos, KDT, Torino, TTERB, Atlas, TS, Harvey Silverman (“Silverman”), Silverman Partners, L.P. (“SP LP”), Adam Raboy (“Raboy”), The Maple Hill Companies, LLC (“MHC”), Mitchell J. Nelson (“Nelson”) and LMN 134 Family Company, LLC (“LMN”) (as amended, the “Statement”).  This Amendment No. 25 is being filed by Sillerman, Kanavos, KDT, Torino, TTERB, Atlas, TS, Silverman, SP LP, Raboy, MHC, Nelson and LMN. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended by this Amendment No. 25.  All capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Statement.

Sillerman, Kanavos, KDT, Torino, TTERB, TS, Atlas, Silverman, SP LP, Raboy, MHC, Nelson and LMN (collectively, the “Reporting Persons”) have entered into a Fifth Amended and Restated Joint Filing Agreement, dated March 14, 2014, a copy of which has been filed as Exhibit 99.28 to the Statement, and which is  incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

CUSIP No. 17256R-105	SCHEDULE 13D	Page 16 of 20 Pages

Items 4 and 7 of the Statement are hereby amended to the extent hereinafter expressly set forth.

ITEM 4.   Purpose of the Transaction.

                Item 4 of the Statement is hereby amended to add the following information:

On December 31, 2014, Sillerman, Kanavos and Torino,  through their corporate affiliate CEN Holdings, Inc., delivered a letter (the “Withdrawal Letter”) to the independent members of the Board of Directors of the Issuer withdrawing the Proposal.

The foregoing description of the Withdrawal Letter is not complete and is qualified in its entirety by the full text of the Withdrawal Letter, which is filed herewith as Exhibit 99.29 and incorporated herein by reference.

ITEM 7.  Material to be Filed as Exhibits.

Item 7 of the Statement is hereby amended to add the following exhibit:

Exhibit Number	Description

99.29	Letter, dated December 30, 2014, from CEN Holdings, Inc. to the Independent Directors of the Issuer.

CUSIP No. 17256R-105	SCHEDULE 13D	Page 17 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 6, 2015	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

Dated: January 6, 2015	/s/ Paul C. Kanavos
Paul C. Kanavos

Dated: January 6, 2015	Kanavos Dynasty Trust 2011

Deutsche Bank Trust Company Delaware, as Trustee

/s/ Susan F. Rodriguez
Name: Susan F. Rodriguez
Title: Assistant Vice President

/s/ Jeanne M. Nardone
Name: Jeanne M. Nardone
Title: Vice President

Dated: January 6, 2015	/s/ Brett Torino
Brett Torino

Dated: January 6, 2015	TTERB Living Trust

/s/ Brett Torino
By: Brett Torino, Trustee

Dated: January 6, 2015	TS 2013 LLC
By: ONIROT Living Trust dated 6/20/2000

/s/ Brett Torino
By: Brett Torino, Trustee

Dated: January 6, 2015	Atlas Real Estate Funds, Inc.

/s/ Paul Kanavos
Name: Paul Kanavos
Title: President

CUSIP No. 17256R-105	SCHEDULE 13D	Page 18 of 20 Pages

Dated: January 6, 2015	/s/ Harvey Silverman
Harvey Silverman

Dated: January 6, 2015	Silverman Partners, L.P.

/s/ Harvey Silverman
Name: Harvey Silverman
Title: General Partner

Dated: January 6, 2015	/s/ Adam Raboy
Adam Raboy

Dated: January 6, 2015	The Maple Hill Companies, LLC

/s/ Adam Raboy
Name: Adam Raboy
Title: Manager

Dated: January 6, 2015	/s/ Mitchell J. Nelson
Mitchell J. Nelson

Dated: January 6, 2015	LMN 134 Family Company, LLC

/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Manager